Exhibit 99.1
LA JOLLA PHARMACEUTICAL COMPANY TO FOCUS ON REGENERATIVE MEDICINE WITH THE ACQUISITION OF NOVEL CLASS OF COMPOUNDS
Regenerative Immunophilin Ligands May Have Potential in a Broad Range of Indications, Including Scar Remodeling, Pulmonary Fibrosis and Myocardial Infarction
SAN DIEGO, CA — April 5, 2011 — La Jolla Pharmaceutical Company (OTCBB: LJPC) (the “Company”) today announced that it has acquired the rights to a novel class of compounds known as Regenerative Immunophilin Ligands (“RILs”) from privately held GliaMed, Inc. (“GliaMed”). With this acquisition, the Company will focus its resources on the emerging field of regenerative medicine.
RILs are small-molecule compounds that, based on preliminary preclinical experiments, may have the potential to promote the regeneration of a wide range of tissues, including complex skin tissue, lung tissue, cardiac muscle, cartilage, and bone, following acute injury. Preliminary preclinical experiments suggest that these compounds may induce stem cell-like cells at the site of acute injury, and that these stem cell-like cells then develop into site-specific, fully differentiated cells when cued to do so by local stimuli.
La Jolla plans to rapidly advance the development of its lead RIL compound, LJP 1485, with an initial focus on scar remodeling. Preclinical animal models have suggested that LJP 1485 has the ability to accelerate healing with functionally normal tissue following a surgical wound, reduce pulmonary fibrosis following lung injury, and promote the regeneration of cardiac tissue following induced myocardial infarction. A confirmatory preclinical study is being undertaken and is expected to complete by the end of the second quarter of 2011.
“We are excited to be advancing the development of this novel class of compounds in the field of regenerative medicine,” commented Deirdre Y. Gillespie, M.D., President and Chief Executive Officer of La Jolla. “Our initial focus on scar remodeling is based not only on LJP 1485’s significant therapeutic potential in this indication, but also on our belief that it will be relatively quick and straightforward to evaluate clinical proof-of-concept here.”
Financial Terms
The RIL technology was acquired pursuant to an asset purchase agreement, under which GliaMed will be eligible to receive up to 8,205 shares of newly designated Series E Preferred Stock, which would be convertible into approximately 20% of the Company’s fully diluted outstanding common stock on an as-converted basis. The issuance of the shares will be tied to the achievement of certain development and regulatory milestones. GliaMed will also be eligible for a potential cash payment if an RIL compound covered by the agreement is approved by the FDA or EMA in a second clinical indication.

La Jolla’s immediate plan is to conduct a confirmatory preclinical animal study of LJP 1485 that it expects to complete by the end of the second quarter of 2011. If this study is successful, La Jolla will receive approximately $7.4 million upon the mandatory exercise of a portion of its outstanding preferred stock purchase warrants held by existing investors, and the investors will then forfeit their currently exercisable right to demand redemption of approximately $5.6 million of Series C Preferred Stock acquired in May 2010. The proceeds from this warrant exercise, combined with existing cash resources, are then expected to fund the Company’s operations through the completion of a Phase 2a proof-of-concept clinical study of LJP 1485. If the Phase 2a study is successful, the balance of the preferred stock purchase warrants will be required to be exercised at that time, raising an additional $3.2 million.
Additionally, the Company will effect a reverse split of its outstanding common stock, after which the conversion price for the Company’s preferred stock may be subject to adjustment. More information regarding the reverse stock split and the GliaMed acquisition terms are provided in a Current Report on Form 8-K that the Company will file with the Securities and Exchange Commission on April 5, 2011.
About La Jolla Pharmaceutical Company
La Jolla Pharmaceutical Company is a biopharmaceutical company focused on the development of a novel class of compounds known as Regenerative Immunophilin Ligands (“RILs”) in the emerging field of regenerative medicine. RILs are small-molecule compounds that may have the potential to promote the regeneration of a wide range of tissues, including complex skin tissue, lung tissue, cardiac muscle, cartilage and bone, following acute injury. Preliminary preclinical experiments indicate that these compounds may induce stem cell-like cells at the site of acute injury, and that these stem cell-like cells then develop into site-specific, fully differentiated cells when cued to do so by local stimuli. La Jolla is developing its lead RIL compound, LJP 1485, with an initial focus on scar remodeling. In preliminary preclinical models, LJP 1485 has been shown to accelerate healing with functionally normal tissue following a surgical wound, reduce pulmonary fibrosis following lung injury, and promote the regeneration of cardiac tissue following induced myocardial infarction.

Forward Looking Statement Safe Harbor
This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operations. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from these forward-looking statements. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in the Company’s filings from time to time with the SEC, all of which are available free of charge on the SEC’s web site at http://www.sec.gov. These risks include, but are not limited to, risks relating to the development of LJP 1485, the success and timing of future preclinical and clinical studies of this compound, the exercise of outstanding warrants and potential other indications for which LJP 1485 may be developed. Subsequent written and oral forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in the Company’s reports filed with the SEC. The Company expressly disclaims any intent to update any forward-looking statements.
Company Contact:
Deirdre Y. Gillespie, M.D.
President & Chief Executive Officer
La Jolla Pharmaceutical Company
858-452-6600
deirdre.gillespie@ljpc.com